Exhibit 4.1.4

Account No. 234-34802
234-34803

234-34804
234-34805

234-34806

234-34807

234-34808

CONTROL AGREEMENT AND ASSIGNMENT OF HEDGING ACCOUNT

WHEREAS, the undersigned, MGP INGREDIENTS, INC., a Kansas corporation (hereinafter called the “Debtor”), whose address is, 100 Commercial Street, Atchison, KS 66002  carries certain hedging accounts, including without limitation Hedging Accounts (No. 234-34802, 234-34803, 234-34804, 234-34805, 234-34806, 234-34807, 234-34808) (collectively, the “Account”) with the firm of ADM INVESTOR SERVICES, INC., as brokers (hereinafter called the “Broker”), whose address is Suite 1600A, 141 W. Jackson Blvd., Chicago, Illinois 60604, for hedging transactions in commodities futures contracts; and Debtor is or will be indebted to WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division, whose address is MAC N9312-040, 109 South 7th Street, 4th Floor, Minneapolis, MN 55402 (hereinafter called the “Secured Party”), pursuant to the terms of that certain Credit and Security Agreement dated as of July       , 2009, by and between Debtor and the Secured Party (as the same may be amended, modified, supplement, or restated from time to time, the “Credit Agreement”).

WHEREAS, pursuant to the terms of the Credit Agreement, the Debtor has granted a security interest in certain assets of the Debtor, including without limitation, the Account with Broker and each item of property (whether “investment property”, as defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of Minnesota, a security, a security entitlement, a commodity contract, an instrument, cash or otherwise), including all replacements or substitutions for, and proceeds of the sale or other disposition of, any of the foregoing, including without limitation, cash proceeds (i) that is or may in the future be standing to the credit of the Account, (ii) that has been received and accepted, or may in the future be received and accepted, by the Broker for credit to the Account or (iii) as to which the Broker is or may in the future become obligated by law, regulation, rule or agreement to credit to the Account (collectively, the “Account Property”).

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.     The security interest of Secured Party against the Account and the Account Property is subject to the prior payment of all indebtedness of the Debtor to the Broker, as such may exist from time to time, including fees and commissions, which may have been incurred in connection with Debtor’s transactions with Broker, and to Broker’s lien, and the right of foreclosure thereof in connection with any indebtedness of Debtor to Broker (including any right of Broker to close out open positions without prior demand for additional margin and without prior notice); provided, however, that (a) the term “indebtedness” as used in this Section 1 shall not include any loans, advances or other extensions of credit from Broker to Debtor and (b) Broker shall have no right of set-off in connection with any such loans, advances or extensions of credit from Broker to Debtor.

2.     The broker is hereby authorized and directed to pay to the Secured Party upon its demand all funds that may hereafter be withdrawable or payable out of the Account of the Debtor with the Broker, and the Debtor agrees that it will not withdraw or attempt to withdraw any Account Property from the Account except as permitted by this Control Agreement and Assignment of Hedging Account (the “Agreement”).  The Secured Party is hereby authorized and fully empowered without further authority from the Debtor to request Broker to remit to the Secured Party any funds that may be due to the Debtor or to direct the transfer, liquidation, or redemption of any of the Account Property, and the Broker is hereby authorized and directed to pay to the Secured Party such sums as it shall so request or demand or to comply with such request to transfer, liquidate or redeem any of the Account Property, all without the consent of or notice to the Debtor.

3.     The Debtor hereby constitutes and appoints the Secured Party its true lawful and irrevocable attorney to demand, receive, and enforce payments and to give receipts, releases, satisfactions for, and to sue for all monies payable to the Debtor and this may be done in the name of the Secured Party with the same force and effect as the Debtor could do had this Agreement not been made.  Any and all monies or payments which may be received by the Debtor, to which the Secured Party is entitled under and by reason of this Agreement, will be received by the Debtor as trustee for the Secured Party, and will be immediately delivered in kind to the Secured Party without commingling.

4.     Nothing herein contained shall be construed so as to prevent the Debtor from remaining the owner, subject to the interest of the Secured Party as it may appear, of the Account with the Broker.  Until the Secured Party elects to the contrary and delivers notice of such election in writing to the Broker, the Debtor may make such additional hedging transactions in the Account with the Broker as the Broker shall be willing to accept for execution.  In the event the Secured Party does make such election and does deliver such notice to the Broker, the Debtor shall not thereafter execute any transactions in the Account and the Broker shall not accept for execution any such transactions without the concurrence of the Secured Party, except transactions in liquidation of any then outstanding commodity or commodity futures positions.

5.     Whenever the Secured Party deems it necessary for its protection, it shall be entitled, without the consent or concurrence of, or prior notice to the Debtor, to direct the Broker to liquidate any or all then outstanding open positions in the Debtor’s Account and to direct the said Broker to pay to it, the Secured Party, the credit balance as shall exist in the Account after such liquidation and after the payment to the Broker of all the indebtedness of the Debtor to the Broker in connection with transactions in the Account; provided, however that (a) the term “indebtedness” as used in this Section 5 shall not include any loans, advances or other extensions of credit from Broker to Debtor and (b) Broker shall have no right of set-off in connection with any such loans, advances or other extensions of credit from Broker to Debtor.

6.     Broker is authorized by Debtor and agrees to comply with all entitlement orders originated by Secured Party with respect to the Account, and all other requests or instructions from Secured Party regarding disposition and/or delivery of the Account Property, without further consent or direction from Debtor or any other party.  Subject to Broker’s rights in Section 1, upon receipt of either written or oral notice from Secured Party: (i) Broker shall promptly cease complying with entitlement orders and other instructions concerning the Account Property, including the Account, from all parties other than Secured Party; and (ii) Broker shall not make any further distributions of any Account Property to any party other than Secured Party, nor permit any further voluntary changes in the financial assets.

7.     Any sum paid by the Broker from the Account of the Debtor to the Secured Party under this Agreement shall be applied by the Secured Party to the Obligations (as defined in the Credit Agreement) in such order and manner as the Secured Party may elect in its sole discretion.  The receipt or receipts of the Secured Party for such funds so paid to it by the Broker shall as to the Broker operate as the receipt of the Debtor as fully and as completely as if funds had been paid to the Debtor in person and receipted for by the Debtor.

8.     If at any time during the continuances of any contract or contracts, Broker may require additional margin in order to protect such contract or contracts, then Broker shall, if required by the terms of Broker’s contract with Debtor, issue a margin call to Debtor.  Upon notification by Broker or Debtor, the Secured Party may, in its sole discretion, advance to said Broker on behalf of the Debtor such amounts as may be required to protect such contracts, provided, however, that the Debtor shall in all respects remain liable to the Secured Party for any amounts so advanced pursuant to the terms of the Credit Agreement or any other agreement entered into between the Secured Party and the Debtor in connection with the transactions covered by this Agreement.

9.     Upon written demand, the Secured Party is hereby authorized and empowered to receive from the Broker, and the Broker is authorized and directed to deliver to the Secured Party, copies of confirmation on all contracts executed for the account of the Debtor, copies of the monthly positions and ledger account of the Debtor, and copies of any and all matters pertaining to the Account of the Debtor with the Broker.

10.   In consideration for Broker’s participation in the acceptance of this Agreement, the Debtor hereby agrees to indemnify and hold Broker harmless from and against any and all liabilities, claims, damages, or judgments, including court costs and reasonable attorney’s fees, incurred by Broker as a result of its acceptance of this Agreement.

11.   As between the Debtor and the Secured Party, this Agreement shall remain in full force and effect until cancelled in writing by the Secured Party, or by the Debtor when and if the Debtor no longer are indebted to the Secured Party.  Any cancellation of this instrument shall be without effect as to the Broker until the Broker is notified in writing by the Secured Party.

12.   The Debtor hereby represents and warrants to the Secured Party that the account or accounts above assigned have not heretofore been alienated or assigned.

13.   This Agreement shall be governed by the laws of the State of Illinois.  This Agreement shall be binding upon the Debtor, and upon his executors, administrators or assigns, and it shall be binding upon and inure to the benefit of any successors of the Secured Party and the Broker.

[Signatures Follow]

Dated this                         day of July, 2009.

SECURED PARTY:		DEBTOR:

WELLS FARGO BANK,		MGP INGREDIENTS, INC.
NATIONAL ASSOCIATION		a Kansas corporation

By:	/s/ Becky A. Koehler	By:	/s/ Timothy W. Newkirk

Name:	Becky A. Koehler	Name:	Timothy W. Newkirk

Title:	Vice President	Title:	President & CEO

To:	MAC N9312-040	To:	100 Commercial Street
109 South 7th Street, 4th Floor		Atchison, KS 66002
Minneapolis, MN 55402

The undersigned, ADM Investor Services, Inc., whose address is Suite 1600A, 141 W. Jackson Blvd., Chicago, Illinois 60604, hereby acknowledges receipt of a copy of the above-mentioned Control Agreement and Assignment of Hedging Account, and agrees to abide by the provisions thereof, including without limitation, complying with the requests of Secured Party pursuant to Sections 2, 4, 5, 6 and 9.  No previous assignment or claims against the above-described account or accounts have been received by the undersigned.

This copy received July 22, 2009.

ADM INVESTOR SERVICES, INC.

By:	/s/ Marisol Paredes

Name:	Marisol Paredes

Title:	Compliance Supervisor